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Exhibit 4.8(d)


                             FOURTH AMENDMENT TO THE

                        CONE MILLS CORPORATION 1983 ESOP
                   (As Amended and Restated December 1, 1994)



     FOURTH AMENDMENT, dated December 4, 1997, to the Cone Mills Corporation 1983 ESOP, As Amended and Restated December 1, 1994 (the "Plan").

                                     RECITAL

     Under the terms of the Plan as presently in effect, if the value of a Member's Account does not exceed $3,500, then upon termination of the Member's participation in the Plan, the Account may be "cashed out" without the consent of the Member and, if applicable, without the consent of the Member's spouse. Under the Taxpayer Relief Act of 1997, the Plan may increase the limit on involuntary cash outs from $3,500 to $5,000, and the Board of Directors desires to have the new limit apply to the Plan effective January 1, 1998.

     NOW, THEREFORE, the Plan shall be amended, effective January 1, 1998, by deleting the amount, "$3,500" at each place it appears in Plan Sections 6.04(e), 6.04-A(c), 6.04- B(d), 6.04-C(a), 6.05(b), 6.05(e) and 6.07(e) and inserting in lieu thereof the amount "$5,000."

     IN WITNESS WHEREOF, this Fourth Amendment, having been duly authorized by the Board of Directors of Cone Mills Corporation at a meeting duly held on December 4, 1997, is signed by the Vice President and Secretary of the Corporation on this 4th day of December, 1997.


                                            CONE MILLS CORPORATION


                                            By:   /s/ Terry L. Weatherford
                                                  ---------------------------
                                                  Terry L. Weatherford
                                                  Vice President and Secretary